SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2009
TECHTEAM GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16284	38-2774613

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

27335 West 11 Mile Road
Southfield, Michigan	48034

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (248) 357-2866
(Former name or former address if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors

On February 11, 2009, the Board of Directors of TechTeam Global, Inc. (the “Company”) increased the size of the Board of Directors to ten members, and elected James A. Lynch, Charles Frumberg and Seth W. Hamot to its Board of Directors effective the close of business on February 11, 2009.

Mr. Lynch, 58, was a director of the Company between June 2006 and May 2008. Since 1999, Mr. Lynch has been Managing Director of Draper Atlantic and is responsible for, among other things, managing a portfolio of early-stage technology ventures.

Mr. Frumberg, 52, is the founder and has been the Managing General Partner of Emancipation Capital, an investment fund that proactively invests in the technology industry, since May 2002. According to information furnished by him, Mr. Frumberg, through Emancipation Capital, beneficially owns 737,035 shares, or 6.8%, of the Company’s common stock. Mr. Frumberg is a director of Nightingale Informatix Corporation (Toronto Stock Venture Exchange: NGH).

Mr. Hamot, 47, has been the Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) and the owner of its corporate predecessor Roark, Reardon & Hamot, Inc. since 1997. RRHCM is the investment manager to Costa Brava Partnership III, L.P. (“Costa Brava”), an investment fund. According to a filing with the Securities and Exchange Commission on January 12, 2009, Costa Brava beneficially owns 1,319,274 shares, or 12.1%, of the Company’s common stock. Mr. Hamot is also the President of Roark, Rearden & Hamot, LLC, the general partner of Costa Brava. Mr. Hamot is currently a director of CCA Industries, Inc. (AMEX:CAW) and Telos Corporation (OTC:TLSRP).

Messrs. Lynch, Frumberg and Hamot have been appointed to serve on the Company’s Governance & Nominating Committee, and Messrs. Lynch and Frumberg have been appointed to serve on the Company’s Strategy Committee. By letter dated February 6, 2009, Costa Brava requested that the Company’s Governance & Nominating Committee nominate Messrs. Lynch, Frumberg, Hamot and two other individuals for election to serve on the Company’s Board of Directors at the Company’s 2009 Annual Meeting of Shareholders.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHTEAM GLOBAL, INC.
	By	/s/ Michael A. Sosin
Michael A. Sosin
Date: February 11, 2009		Vice President, General Counsel and Secretary

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